Exhibit 99.1

Apogee Enterprises, Inc.

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Wednesday, December 15, 2004

APOGEE REPORTS THIRD QUARTER FISCAL 2005 EARNINGS; INCREASES CURRENT-YEAR GUIDANCE; PROVIDES OUTLOOK FOR FISCAL 2006

MINNEAPOLIS, MN (December 15, 2004) – Apogee Enterprises, Inc. (Nasdaq:APOG), today announced fiscal 2005 third quarter earnings. Apogee develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries.

HIGHLIGHTS

•	Earnings from continuing operations were $0.20 per share, versus $0.20 per share a year earlier. (All earnings per share figures refer to diluted earnings per share.)

•	The prior-year earnings per share included a significant tax benefit; without this benefit, earnings per share would have been $0.12 in the third quarter of fiscal 2004.

•	Operating income from continuing operations increased 32 percent from the prior-year period. Operating margin increased to 5.4 percent, from 4.5 percent in the fiscal 2004 third quarter, due primarily to improved efficiencies on increased volume within the architectural segment.

•	Revenues of $157.1 million were up 9 percent versus the prior-year period.

•	Net earnings, including discontinued operations, were $0.20 per share, an improvement from $0.09 per share in the prior-year period, which was impacted by the performance and sale of the Harmon AutoGlass business.

•	Architectural segment revenues were up 20 percent, and operating income grew to $5.3 million from $1.7 million in the prior-year period. Increased volume led to higher capacity utilization and improved margins.

•	Segment backlog grew slightly from the prior-year period, and was down slightly from the second quarter level as new orders that went into backlog nearly offset strong revenues.

•	Large-scale optical segment revenues declined 15 percent as expected, while operating income increased 32 percent from the prior-year period. Sales of higher-margin, value-added picture framing glazing products continue to be strong.

•	Auto glass segment revenues and earnings dropped significantly, as expected. Results were impacted by soft market conditions and termination of certain supply pricing amendments in fiscal 2004.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

•	On December 10, following the end of the third quarter, Apogee completed the asset purchase of Architectural Wall Solutions, Inc. (AWallS) of Bolingbrook, IL, a commercial glass installation business. The acquisition is part of Apogee’s strategy to strengthen and grow its architectural businesses. (The impact of AWallS is not included in third quarter results.)

Commentary

“We are pleased that third quarter results met our internal expectations,” said Russell Huffer, Apogee chairman and chief executive officer. “Our architectural segment again turned in a solid performance in a more stable commercial construction market. The large-scale optical segment continues to benefit from its success in converting the picture framing market to value-added glass.

“During the quarter, we made significant progress on our initiatives to increase architectural market share and to improve performance in this segment,” said Huffer. “We broke ground on our architectural glass capacity expansion to serve growth in our core, higher-end markets, where we are also gaining share through our initiatives. The project is on schedule for a fiscal 2006 second quarter startup. We are investing approximately $12 million to expand our architectural glass fabrication capacity by approximately $20 million in annual revenues.

“The acquisition of commercial glass installer AWallS, announced during the third quarter and completed December 10, will strengthen the organization of our installation business, as well as help us increase market penetration in the Midwest and Northwest,” he said. “We currently anticipate that the acquisition will add approximately $25 million in annual revenues.”

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $130.3 million were up 20 percent over the prior-year period. Apogee continues to outperform the non-residential commercial construction market.

•	Operating income was $5.3 million, up significantly from earnings of $1.7 million a year ago. Improved earnings resulted from higher sales which improved efficiencies in most segment businesses.

•	Operating margin was 4.0 percent, compared to 1.5 percent in the prior-year period.

•	Segment backlog remained strong at $212.5 million, compared to a backlog of $209.1 million in the prior-year period and $223.9 million at the end of the second quarter.

Large-Scale Optical Technologies

•	Revenues of $18.8 million were down 15 percent over the prior-year period, as expected. This was due to transitioning from certain consumer electronics products and the sale of the matboard product line. Sales of value-added picture framing glass products grew more than 20 percent in the quarter.

•	Operating income was $3.3 million, up 32 percent from the prior-year period.

•	Operating margin was 17.4 percent. The improvement from the prior-year margin of 11.3 percent is due to the transition away from lower-margin consumer electronic and matboard products. Efficiencies were also gained from consolidation of the two segment businesses in the fourth quarter of the prior year.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Automotive Replacement Glass and Services

•	Revenues of $8.0 million were down 36 percent from the prior-year period.

•	Operating income was $0.6 million, compared to $2.8 million in the prior-year period.

•	As anticipated, segment results were impacted by soft market conditions, along with termination of certain supply agreement pricing amendments during fiscal 2004.

Equity in Affiliates

•	Loss of $0.1 million from investment in PPG Auto Glass, LLC, a slight improvement over the prior-year period. The positive impact of terminating the pricing amendments to the joint venture supply agreement in the prior year was significantly offset by reduced volume and pricing.

Discontinued Operations

•	There was no earnings per share impact in the quarter. This compares to a prior-year loss of $0.11 per share, related to the operations and associated loss on the sale of Harmon AutoGlass.

Financial Condition

•	Long-term debt was $35.0 million at the end of the third quarter, down 19 percent from the end of the second quarter and 12 percent from the end of fiscal 2004.

•	Debt-to-total-capital ratio declined to 17 percent.

•	Non-cash working capital (current assets, excluding cash, less current liabilities) of $58.3 million was down slightly from the end of fiscal 2004.

•	Depreciation and amortization were $13.4 million year-to-date, down 11 percent compared to the prior year.

•	Capital expenditures for the first three quarters were $14.5 million, including $5.7 million related to the architectural glass expansion. This compares to $7.9 million in the prior-year period.

OUTLOOK

“Based on achieving another solid quarter for our architectural segment, we are increasing our fiscal 2005 guidance range to $0.53 to $0.58 per share,” said Huffer. The previous range was $0.45 to $0.55 per share.

“We expect that our architectural segment will continue to outperform the commercial construction industry for the remainder of our fiscal year,” Huffer said. “We are anticipating architectural segment revenue growth of 18 to 20 percent for fiscal 2005, with full-year margins consistent with the year to date. This is an increase from our previous outlook of 14 to 17 percent growth. We are gaining architectural market share with the success of our initiatives – our architectural glass and installation businesses are growing, including in the protective and hurricane markets.

“The large-scale optical segment continues to grow value-added glass sales more than 20 percent,” he said. “Our profitability is improving, even though we anticipate revenues for the segment will be down slightly for the full year as we continue to transition from lower-margin matboard and some consumer electronics products to picture framing glass and acrylic.

“We expect to continue to generate positive operating cash flow that will allow us to pay our dividend, reduce debt and fund capital spending, including current growth initiatives,” said Huffer. “We do not anticipate making further stock repurchases during this fiscal year.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

“Looking ahead to fiscal 2006, we are targeting revenue growth of approximately 10 percent,” said Huffer. “We anticipate continued growth in our architectural segment revenues, modest growth in our large-scale optical segment and an ongoing decline in auto glass segment sales.

“Our outlook for architectural segment revenues reflects the market growth projected by F.W. Dodge and share growth, including from our recent glass installation acquisition, second half production from our new glass fabrication capacity and continued success with our initiatives. When taking into account the approximately $15 million in architectural revenues that moved into the first quarter of fiscal 2005 from the prior year, our overall growth outlook for fiscal 2006 is even greater than 10 percent,” he said.

“We are anticipating earnings growth of 20 percent next year,” Huffer said. “Excluding one-time items that benefited us in fiscal 2005, our earnings growth is expected to be approximately 40 percent next year. (The one-time items were a tax benefit of $0.04 per share in the first quarter and $0.05 per share from proceeds of a class action lawsuit settlement with flat glass manufacturers in the second quarter.)

“Our commercial construction markets are expected to grow next year after several down years, based on the most recent forecasts from Dodge for calendar 2004,” he said. “Dodge anticipates overall non-residential construction market growth of 5 percent and office building growth of 11 percent.” Dodge’s forecasts for calendar 2004 correlate to Apogee’s fiscal 2006 due to the average nine-month lag between project starts and the installation of glass on buildings.

“We feel that Apogee is on track to achieve its strategic growth objective of replacing revenues lost with the sale of Harmon AutoGlass by the end of fiscal 2007, and at a higher level of profitability,” said Huffer.

The following statements are based on current expectations for fiscal 2005. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 11 to 13 percent (prior range was 9 to 12 percent).

•	Architectural segment revenues are expected to increase 18 to 20 percent (prior range was 14 to 17 percent) for the year.

•	Gaining market share through success of growth initiatives, with margins at levels consistent with year to date.

•	Large-scale optical segment revenues are expected to be down approximately 5 percent, with growth in picture framing glazing products more than offset by the planned and ongoing shift away from select consumer electronics products and the sale of the matboard line (prior guidance was revenues flat to down slightly).

•	Sales of value-added picture framing products are expected to grow more than 20 percent.

•	Auto glass segment revenues are expected to be more than 20 percent lower than in fiscal 2004.

•	Challenging market conditions are leading to lower pricing and volume.

•	Annual gross margins are expected to be 1 percentage point higher than the prior year (prior guidance was 1 to 2 percentage points higher) as operational improvements and cost reductions are somewhat offset by higher costs for wages and materials.

•	Expected annual operating margins by segment are: architectural, 3.0 to 3.5 percent (prior range was 2.5 to 3.5 percent); large-scale optical, 10 to 11 percent (prior range was 8 to 10 percent); and auto glass, 9 to 9.5 percent.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

•	Selling, general and administrative expenses as a percent of sales are projected to be approximately 1.5 percentage points lower than in fiscal 2004 as costs are contained and revenues grow.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report a loss of approximately $1.5 million (prior guidance was a loss of $0.5 to $1 million). Competitive market with lower pricing is impacting performance.

•	Acquisition costs and full-year capital expenditures are targeted at $25 to $30 million, including the new investment in architectural capacity.

•	Depreciation and amortization are estimated at $18 million for the year.

•	Debt is expected to be reduced to approximately $30 million.

•	The effective tax rate for the full year is anticipated to be approximately 31 percent (prior guidance was 32 percent).

•	Earnings per share from continuing operations are expected to range from $0.53 to $0.58 for the full year (prior guidance was $0.45 to $0.55 per share).

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; v) integration of the AWallS acquisition in a timely and cost-efficient manner; and vi) completion and production ramp-up of the Viracon capacity expansion in a timely and cost-efficient manner; (B) the Large-Scale Optical segment: i) timing of the transition of manufacturing capacity from consumer electronics to picture framing products; ii) markets that are impacted by consumer confidence; iii) dependence on a relatively small number of customers; and iv) ability to utilize manufacturing facilities; and (C) the Auto Glass segment: i) negotiation of a new long-term supply agreement between Viracon/Curvlite and PPG Industries; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2004.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, December 16. To participate in the teleconference, call 1-866-800-8652 toll free or 617-614-2705 international, access code 90019176. The replay will be available from noon Central Time on Thursday, December 16, through midnight Central Time on Thursday, December 23 by calling 1-888-286-8010 toll free, access code 98964892. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products and services. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical technologies segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended November 27, 2004	Thirteen Weeks Ended November 29, 2003	% Change	Thirty-nine Weeks Ended November 27, 2004	Thirty-nine Weeks Ended November 29, 2003	% Change
Net sales	$157,146	$143,562	9%	$454,004	$400,873	13%
Cost of goods sold	127,034	115,232	10%	369,934	325,693	14%

Gross profit	30,112	28,330	6%	84,070	75,180	12%
Selling, general and administrative expenses	21,648	21,929	-1%	64,378	63,647	1%

Operating income	8,464	6,401	32%	19,692	11,533	71%
Interest income	348	131	166%	1,886	443	326%
Interest expense	872	897	-3%	2,647	2,779	-5%
Other income (expense), net	232	(4)	N/M	195	(11)	N/M
Equity in loss of affiliated companies	(82)	(816)	90%	(548)	(822)	33%

Earnings from continuing operations before income taxes and other items below	8,090	4,815	68%	18,578	8,364	122%
Income taxes	2,533	(639)	N/M	5,611	—	N/M

Earnings from continuing operations	5,557	5,454	2%	12,967	8,364	55%
(Loss) earnings from discontinued operations	—	(3,004)	N/M	67	(7,458)	N/M

Net earnings	$5,557	$2,450	127%	$13,034	$906	1339%

Earnings per share - basic:
Earnings from continuing operations	$0.21	$0.20	5%	$0.48	$0.31	55%
Loss from discontinued operations	$—	$(0.11)	N/M	$—	$(0.28)	N/M
Net earnings	$0.21	$0.09	133%	$0.48	$0.03	1500%

Average common shares outstanding	27,031,979	27,098,562	0%	27,067,473	27,033,989	0%

Earnings per share - diluted:
Earnings from continuing operations	$0.20	$0.20	0%	$0.47	$0.30	57%
Loss from discontinued operations	$—	$(0.11)	N/M	$—	$(0.27)	N/M
Net earnings	$0.20	$0.09	122%	$0.47	$0.03	1467%

Average common and common equivalent shares outstanding	27,781,223	27,925,653	-1%	27,732,936	27,800,661	0%

Cash dividends per common share	$0.0625	$0.0600	4%	$0.1825	$0.1750	4%

Business Segments Information (Unaudited)
	Thirteen Weeks Ended November 27, 2004	Thirteen Weeks Ended November 29, 2003	% Change	Thirty-nine Weeks Ended November 27, 2004	Thirty-nine Weeks Ended November 29, 2003	% Change
Sales
Architectural	$130,329	$108,955	20%	$373,090	$307,407	21%
Large-scale Optical	18,814	22,044	-15%	55,069	59,002	-7%
Auto Glass	8,021	12,574	-36%	25,885	34,496	-25%
Eliminations	(18)	(11)	-64%	(40)	(32)	-25%

Total	$157,146	$143,562	9%	$454,004	$400,873	13%

Operating income (loss)
Architectural	$5,251	$1,684	212%	$13,058	$3,485	275%
Large-scale Optical	3,280	2,490	32%	5,530	3,446	60%
Auto Glass	584	2,836	-79%	2,963	6,410	-54%
Corporate and other	(651)	(609)	-7%	(1,859)	(1,808)	-3%

Total	$8,464	$6,401	32%	$19,692	$11,533	71%

Consolidated Condensed Balance Sheets

(Unaudited)

	November 27, 2004	February 28, 2004
Assets
Current assets	$185,659	$157,853
Net property, plant and equipment	100,131	98,536
Other assets	75,791	78,813

Total assets	$361,581	$335,202

Liabilities and shareholders’ equity
Current liabilities	$117,812	$90,638
Long-term debt	35,000	39,650
Other liabilities	33,206	37,458
Shareholders’ equity	175,563	167,456

Total liabilities and shareholders’ equity	$361,581	$335,202

N/M = Not Meaningful

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirty-nine Weeks Ended November 27, 2004	Thirty-nine Weeks Ended November 29, 2003
Net earnings	$13,034	$906
Net (income) loss from discontinued operations	(67)	7,458
Depreciation and amortization	13,415	15,068
Equity in loss of affiliated companies	548	822
Other, net	(1,888)	(387)
Changes in operating assets and liabilities	(1,823)	(16,445)

Net cash provided by continuing operating activities	23,219	7,422

Capital expenditures	(14,515)	(7,850)
Proceeds on sale of property	1,029	71
Net sales of marketable securities	796	1,336
Other investing activities	(12)	(57)

Net cash used in investing activities	(12,702)	(6,500)

Payments on long-term debt and revolving credit agreement	(4,658)	(5,790)
Proceeds from issuance of common stock	792	1,541
Repurchase and retirement of common stock	(1,909)	—
Dividends paid	(4,988)	(4,807)

Net cash used in financing activities	(10,763)	(9,056)

Cash provided by discontinued operations	1,994	2,782

Increase (decrease) in cash and cash equivalents	1,748	(5,352)
Cash and cash equivalents at beginning of year	7,822	10,166

Cash and cash equivalents at end of period	$9,570	$4,814